EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2003, with respect to the consolidated financial statements of Media 100, Inc. and subsidiaries for the year ended November 30, 2002, included in its Form 10-K for the year ended November 30, 2002, filed with the Securities and Exchange Commission.

Boston, Massachusetts

June 25, 2003